                                                                    EXHIBIT 3.80

                                                           FILED

                                                   In the Office of the

                                               Secretary of State of Texas

                                                       Jul 21 1997

                                                    Corporations Section


                          ARTICLES OF INCORPORATION OF

                             DFW 5.01(a) CORPORATION


         I, the undersigned natural person of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Non-Profit Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE ONE

         The name of the corporation is DFW 5.01(a) Corporation.

                                   ARTICLE TWO

         The corporation is a non-profit corporation.

                                  ARTICLE THREE

         The period of its duration is perpetual.

                                  ARTICLE FOUR

         The corporation is organized and shall be operated exclusively to carry out one or more of the following purposes:

         (a) conducting scientific research and research projects in the public interest in the fields of medical sciences, medical economics, public health, sociology and related areas;

         (b) supporting medical education in medical schools through grants and scholarships;

         (c) improving and developing of the capabilities of individuals and institutions studying, teaching and practicing medicine and the institutions they serve;

         (d) delivering health care to the public;

         (e) engaging in the instruction of the general public in the area of medical science, public health and hygiene and related instruction useful to the individual and beneficial to the community; and

         (f) conducting other activities useful or appropriate to the accomplishment of the foregoing purposes.

                                  ARTICLE FIVE

         The street address of the registered office of the corporation is Jenkens & Gilchrist, 1100 Louisiana, Suite 1800, Houston, Texas 77002, and the name of its initial registered agent at such address is David L. Ralston, Esq.

                                   ARTICLE SIX

         Except as otherwise provided in these Articles of Incorporation and in the Bylaws of the corporation, the direction and management of the affairs of the corporation and the control and disposition of its assets shall be vested in a board of directors (the "Board of Directors") composed of such number of persons (not less than three (3)) as may be fixed by the Bylaws of the corporation. The authority of the Board of Directors shall be limited to the extent expressly set forth in these Articles of Incorporation and in the Bylaws of the corporation. The number of directors presently constituting the Board of Directors is three (3). The names and addresses of the persons who shall serve as the initial directors of the corporation are as follows:

              NAME                                          ADDRESS
              ----                                          -------
     Clay J. Cockerell, M.D.             2330 Butler Street, Suite 115
                                         Dallas, Texas 75235

     Joseph A. Sonnier, M.D.             4350 Alpha Rd.
                                         Dallas, Texas 75244

     David Wertheimer, M.D.              1700 S.E. Hillmoor Drive
                                         Port St. Lucie, Florida 34952

         Each director shall hold office for the term for which he or she is elected, except that the initial directors of the corporation named in these Articles of Incorporation shall hold office for the terms specified in the Bylaws of the corporation to be held by such directors, and until his or her successor shall have been duly elected and qualified unless such director is sooner removed in the manner provided in the Bylaws of the corporation or he or she resigns or dies.

         Each director and successor director shall at all times be a physician duly licensed to practice medicine by the Texas State Board of Medical Examiners and actively engaged in the practice of medicine. For purposes of these Articles of Incorporation, the term "actively engaged in the practice of medicine" shall be as defined by the Texas State Board of Medical Examiners.

                                  ARTICLE SEVEN

         The corporation shall have one member. These Articles of Incorporation and the Bylaws of the corporation shall define the voting rights, powers and privileges of the member.

                                  ARTICLE EIGHT

         The initial Bylaws of the corporation shall be adopted by the Board of Directors. The Articles of Incorporation and the Bylaws may be altered, amended or repealed and new and other Bylaws may be made and adopted only by the member, provided that any alteration, amendment or repeal, of the Bylaws, must be approved by a majority of the Board of Directors then in office.

                                  ARTICLE NINE

         The power to dissolve the corporation in accordance with the Texas NonProfit Corporation Act shall be vested solely in the member.

                                   ARTICLE TEN

         Any action required to, or which may, be taken at a meeting of the member or directors of the corporation or a committee of the board of directors may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the member, or a sufficient number of directors or committee members as would be necessary to take that action at a meeting at which the member or all of the directors or committee member were present and voted, provided such consent is in the form provided for and such action is taken in accordance with the Act, these Articles of Incorporation and the Bylaws of the corporation.

                                 ARTICLE ELEVEN

         Pursuant to Article 6.02, Subsection (3) of the Texas Non-Profit Corporation Act, upon dissolution of the corporation in accordance with the laws of the State of Texas, the Board of Directors, after paying or making provision for payment of all liabilities of the corporation, and after returning, transferring, or conveying those assets of the corporation that are held subject to conditions requiring such return, transfer, or conveyance, shall distribute all the corporation's remaining assets as the Board of Directors in its sole discretion shall determine.

                                 ARTICLE TWELVE

         A director member or committee member of the corporation shall not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except that this Article Twelve does not eliminate or limit the liability of a director of the corporation to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the corporation or its members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. If the Texas Miscellaneous Corporation Laws Act or any other statute of the State of Texas hereafter is amended to authorize the further elimination or limitation of the liability of directors of the corporation, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the statutes of the State of Texas, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the corporation provided by the foregoing provisions of this Article Twelve. Any repeal of or amendment to this Article Twelve shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment.

                                ARTICLE THIRTEEN

              The name and business address of the incorporator is.

                  NAME                               ADDRESS
                  ----                               -------

           Clay J. Cockerell, M.D.          2330 Butler Street, Suite 115
                                            Dallas, Texas 75235


     IN WITNESS WHEREOF, I have hereunto set my hand on this 18th day of July, 1997.

                                            By. /s/ Clay J. Cockerell
                                               --------------------------------
                                               Clay J. Cockerell, M.D.
                                               Incorporator